Exhibit 21.1

List of Subsidiaries

Biofuels Marketing, Inc.

Aemetis Biochemicals, Inc.

Aemetis Advanced Products Keyes, Inc.

Aemetis Riverbank, Inc.

Aemetis Advanced Products Riverbank, Inc.

Aemetis Properties Riverbank, Inc.

Aemetis Health Products, Inc.

Aemetis Carbon Capture, Inc.

Aemetis International, Inc.

International Biofuels Ltd (Mauritius)

Universal Biofuels Private Limited (India)

Aemetis Technologies, Inc.

Aemetis Biofuels, Inc.

Energy Enzymes, Inc.

AE Advanced Fuels, Inc.

Aemetis Advanced Fuels Keyes, Inc.

Aemetis Facility Keyes, Inc.

Aemetis Property Keyes, Inc.

Aemetis Advanced Fuels, Inc.

EdenIQ Acquisition Corp

Aemetis Americas, Inc.

AE Biofuels, Inc.

Aemetis Advanced Biorefinery Keyes, Inc.

Aemetis Biogas LLC.

Aemetis Biogas Holdings LLC.

Aemetis Biogas Services LLC.

Aemetis Biogas 1 LLC.

Aemetis Biogas 2 LLC.

Aemetis Biogas 3 LLC.

Aemetis Biogas 4 LLC.

Goodland Advanced Fuels, Inc.